UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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MGE ENERGY, INC.

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
OF MGE ENERGY, INC.

Date:    Tuesday, May 19, 2009

Time:    11:00 a.m., local time

Place:	Marriott Madison West 1313 John Q. Hammons Drive Middleton, Wisconsin

Purpose:

•	To elect three Class II directors to terms of office expiring at the 2012 annual meeting of shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009; and

•	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 13, 2009, are entitled to vote at the meeting. Your vote is important to us. Even if you plan to attend the meeting in person, please cast your vote by signing, dating and returning your proxy card; calling the toll-free number; or logging on the Internet.

The matters to be acted upon at the meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

JEFFREY C. NEWMAN
Vice President, Chief Financial
Officer, Secretary and Treasurer

April 9, 2009

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement?

A:	We are sending this document to you because our Board of Directors is seeking your proxy to vote your shares at our annual meeting. The notice of annual meeting, proxy statement and accompanying proxy card are first being mailed on or about April 9, 2009, to shareholders of record at the close of business on March 13, 2009.

Q:	When and where will the annual meeting take place?

A:	The meeting will be held on Tuesday, May 19, 2009, at 11:00 a.m., local time, at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin.

Q:	What is the purpose of the meeting?

A:	The purpose of the meeting is:

•	To elect three Class II directors to terms of office expiring at the 2012 annual meeting of shareholders;

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2009; and

•	To transact such other business as may properly come before the meeting.

Q:	Do I need a ticket to attend the meeting?

A:	Yes. If you are a registered stockholder and you plan to attend the meeting, please have your proxy card in hand and make your reservation on-line at mgeenergy.com, or fill out the enclosed reservation form and return it with your proxy card. If your shares are held through a broker or its nominee and you would like to attend the meeting, please make your reservation on-line at http://www.mgeenergy.com/RSVP2009. All shareholders may contact Shareholder Services at investor@mge.com or (800) 356-6423 to make a reservation.

Your nametag is your admittance ticket to the meeting. Nametags will be mailed to shareholders making reservations before May 12, 2009. Nametags for late reservations will be available on the day of the meeting at the registration table.

Q:	Why did I receive more than one copy of this proxy statement?

A:	If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one copy of this document. This duplication can be eliminated. For information on combining the mailings into one, registered shareholders may contact our Shareholder Services Department at investor@mgeneergy.com or toll-free at (800) 356-6423. Street holders should contact their broker.

Q:	What is MGE Energy, Inc.?

A:	MGE Energy is an investor-owned public utility holding company formed in August of 2002. Our headquarters are in Madison, Wisconsin, and we are the parent company of Madison Gas and Electric Company (MGE), our principal subsidiary. Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703.

VOTING

Number of Votes Per Share

Each share of common stock issued and outstanding as of the record date for the meeting is entitled to one vote at the meeting, except as described below for shareholders who own more than a specified percentage of the common stock.

The record date for the meeting is March 13, 2009. Holders of record as of such date can vote in person at the meeting or by proxy. By giving us your proxy, you are authorizing the individuals named on the proxy card (the proxies) to vote your shares in the manner you indicate. On March 13, 2009, there were 22,971,717 shares of our common stock issued and outstanding.

Our Articles of Incorporation contain a provision limiting the voting power of any shareholder who acquires more than 10 percent of our outstanding voting stock. In addition, under the Wisconsin Business Corporation Law, the voting power of shares held by any person in excess of 20 percent of the voting power in the election of directors is limited to 10 percent of the full voting power of the excess shares. To our knowledge, neither of these limitations currently applies to any shareholder.

How Street Name Holders May Vote

If you own shares through a broker, the registered holder of those shares is your broker or its nominee. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified by your broker. Your broker will tabulate the votes it has received from its customers and submit a proxy card to us reflecting those votes. If you plan to attend the annual meeting and vote your shares in person, you should contact your broker to obtain a broker’s proxy card and our Shareholder Services Department to make a reservation for the meeting. On-line reservations may be made at mgeenergy.com/RSVP2009. You may also e-mail shareholder services at investor@mge.com, or call 800-356-6423 to make your reservation.

How Registered Holders May Vote

If you personally hold a certificate for your shares, have direct registration shares on our books, or have shares held by us in the Direct Stock Purchase and Dividend Reinvestment Plan, then you are the registered holder. Shares you have accumulated in the Direct Stock Purchase and Dividend Reinvestment Plan are held by the administrator under the nominee name of Madge & Co. Those shares, including your certificate or direct registration shares, will be voted in accordance with the direction given by you on your proxy.

As a convenience to you, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. Refer to your proxy card for more information and instructions. If you prefer, you may cast your vote by returning your signed and dated proxy card. Instructions regarding all three methods of voting are included on the proxy card. The signature on the proxy card should correspond exactly with the name of the shareholder as it appears on the proxy card. Where stock is registered in the name of two or more persons, each of them should sign the proxy card. If you sign a proxy card as an attorney, officer, personal representative, administrator, trustee, guardian or in a similar capacity, please indicate your full title in that capacity.

In voting for the election of directors in Proposal 1, you may vote for the election of all of the nominees or you may withhold your votes as to all or specific nominees. In voting on the ratification of the selection of our independent registered public accounting firm in Proposal 2, you can specify whether you approve, disapprove or abstain. If you sign and return the proxy card without specifying any instructions and without indicating expressly that you are not voting some or all of your shares on a particular proposal, your shares will be voted for the proposal.

Holders Needed to Establish a Quorum

A quorum is necessary to hold a valid meeting of shareholders. If holders of a majority of the outstanding shares of common stock are present in person or by proxy for a particular proposal, a quorum will exist for that proposal. In order to assure the presence of a quorum, please vote via the Internet, telephone or sign and return your proxy card promptly in the enclosed postage-paid envelope even if you plan to attend the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on one or more matters on the proxy card, but not on others because the broker does not have the authority to do so.

The Vote Necessary for Action to be Taken

The three persons receiving the greatest number of votes will be elected to serve as Class II directors. Accordingly, withholding authority to vote for a director, abstentions and broker non-votes will not affect the outcome of the election of directors.

More than one-half of the shares present in person or by proxy and entitled to vote at the annual meeting must vote for the ratification of the selection of auditors in order for that proposal to be approved. Abstentions and broker non-votes have the same effect as a vote against ratification of the selection of our independent registered public accounting firm.

Revocation of Proxies

If you are a registered holder of our common stock, you may revoke your proxy by giving a written notice of revocation to our Corporate Secretary at any time before your proxy is voted, by executing a later-dated proxy card that is voted at the meeting or by attending the meeting and voting your shares in person. If your shares are held by a broker, you must contact your broker to revoke your proxy. Attendance at the meeting will not automatically revoke your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2009

This proxy statement, our 2008 annual report on Form 10-K and our 2008 summary annual report are available at www.mgeenergy.com/proxy. Shareholders can elect to receive e-mail alerts when proxy and annual meeting materials are available on the Internet instead of receiving paper copies in the mail. If you are a registered holder of our common stock, you may sign up for e-mail alerts, which will notify you when the proxy materials are available via the Internet, by contacting our Shareholder Services Department. If your shares are held by a broker, you must contact your broker to receive these materials via the Internet.

PROPOSAL 1 — ELECTION OF DIRECTORS

As described below, the Board of Directors consists of nine directors divided into three classes, with each class having three directors. One class is elected each year for a term of three years. Accordingly, it is proposed that the three nominees listed below be elected to serve as Class II directors for three-year terms to expire at the 2012 annual meeting and upon the election and qualification of their successors.

All of our directors serve concurrently as directors of MGE. As discussed below under “Board of Directors Information,” our Board of Directors has determined that all of our directors, other than Messrs. Stolper and Wolter are independent as defined in the applicable NASDAQ Stock Market, Inc., listing standards.

Mr. Swanson, Mr. Nevin and Mr. Wolter are currently Class II directors whose terms expire at the 2009 annual meeting of shareholders and who have been nominated by the Board for reelection.

Each of the nominees has indicated a willingness to serve if elected, and the Board has no reason to believe that any nominee will be unavailable. If any nominee should become unable to serve, it is presently intended that your proxy will be voted for a substitute nominee designated by the Board. Under the Company’s retirement guidelines for directors, directors who have served as the chief executive officer or who have been retained as a salaried consultant shall resign from the Board no later than the date and time of the annual meeting of shareholders following their 70th birthday.

The following table sets forth information about the nominees and the current directors who will continue in office after the meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Director
Names (Ages)* and Business Experience	Since**

Nominees Class II — Term Expiring in 2012
H. Lee Swanson (70), Cross Plains, Wisconsin	1988
Chairman of the Board and President, SBCP Bancorp, Inc., and Chairman of the Board of the State Bank of Cross Plains, with which he has been associated for more than 43 years.
John R. Nevin (65), Madison, Wisconsin	1998
Executive Director, Grainger Center for Supply Chain Management, Grainger Wisconsin Distinguished Professor School of Business, and Chair, Marketing Department, University of Wisconsin-Madison, where he has been a faculty member for 38 years.

Gary J. Wolter (54), Madison, Wisconsin	2000
Chairman, President and CEO of MGE Energy, Inc., and Madison Gas and Electric Co., of which he has been an Officer since 1989 and an employee since 1984.

Members of the Board of Directors Continuing in Office

Class I — Term Expiring in 2011
Regina M. Millner (64), Madison, Wisconsin	1996
Attorney, analyst and broker in commercial real estate for more than 30 years; President, RMM Enterprises, Inc., which specializes in complex real estate projects providing legal, consulting and brokerage services for private clients and governmental agencies.

Londa J. Dewey (48), Madison, Wisconsin	2008
President, QTI Group, Inc., a human resources and staffing company since 2007. Former President, Private Client Group and Market President, at U.S. Bank, where she was an employee from 1982 to 2007 and an Officer from 1985 to 2007. Director of American Family Insurance; Vice Chair of the Board, Meriter Health Services, Inc. and Meriter Hospital; director, Edgewood High School; director, University of Wisconsin Family Business Advisory Board.; director and former Chair, Camp Manitowish YMCA Board.

Thomas R. Stolper (60), Madison, Wisconsin	2008
CFO and an owner, TRAC Microbiology, Inc., a food and consumer products testing, research, auditing and consulting corporation, for 8 years and an owner of Pro Chemicals LLC, a manufacturer of cleaning and sanitizing products, for 7 years. Former Partner, Clifton Gunderson LLP, certified public accountants and consultants, for 31 years.

Class III — Term Expiring in 2010
Richard E. Blaney (72), Madison, Wisconsin	1974
Former President of Richard Blaney Seeds Inc., and Blaney Farms, Inc., with which he was associated for more than 31 years. Blaney Seeds, Inc.’s principal business is retail sales of hybrid seed corn and other agricultural products. Former President of Blaney Agri-Research Foundation and former director of the Wisconsin Agri-Business Council.

Frederic E. Mohs (71), Madison, Wisconsin	1975
Partner in the law firm of Mohs, MacDonald, Widder & Paradise, of which he has been a member since 1968; also Regent Emeritus of the University of Wisconsin (UW) System, retired director of the UW Hospital and Clinics and retired member of the Board of Trustees of the University of Wisconsin Research Park.

F. Curtis Hastings (63), Madison, Wisconsin	1999
Chairman of J. H. Findorff & Sons, Inc., commercial and industrial general contractors and design builders, with which he has been associated for more than 36 years; also director of National Guardian Life Insurance Co.

*	Ages as of December 31, 2008.

**	Date when first became a director of MGE. Ms. Dewey and Mr. Stolper became directors of MGE Energy, Inc., in 2008. The other persons became directors of MGE Energy, Inc., when it became the holding company of MGE in August 2002.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal to be considered at the annual meeting is the ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, we will appoint other independent registered public accountants.

We selected PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2009. PricewaterhouseCoopers LLP is expected to have a representative present at the 2009 annual meeting who may make a statement and will be available to respond to appropriate questions.

Our Audit Committee approves each engagement of the independent registered public accounting firm to render any audit or non-audit services before the firm is engaged to render those services. The Chairman of the Audit Committee or other designated Audit Committee member may represent the entire Audit Committee for purposes of this approval. Any services approved by the Chairman or other designated Audit Committee members are reported to the full Audit Committee at the next scheduled Audit Committee meeting.

Independent Registered Public Accounting Firm Fees Disclosure	2008 Fees	2007 Fees

Audit Fees
Audit of financial statements and internal controls	$722,700	$674,000
Review of SEC filings and comfort letters	4,250	100,693

Total Audit Fees	$726,950	$774,693
Audit Related Fees
Services rendered for utility commission-mandated obligations	$12,387	$0

Total Audit Related Fees	$12,387	$0
Tax Fees
Review of federal and state income tax returns	$30,992	$30,858

Total Tax Fees	$30,992	$30,858
All Other Fees
Fee to access online accounting standards library	$3,000	$1,500
Financial analysis for generation projects	93,400	55,600

Total All Other Fees	$96,400	$57,100

No de minimis exceptions to this approval process are allowed under the Audit Committee Charter; and thus, none of the services described in the preceding table were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this document. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage-paid envelope.

BENEFICIAL OWNERSHIP

Beneficial Ownership of Common Stock

The following table lists the beneficial ownership of our common stock as of December 31, 2008 (except as otherwise noted), of each director and nominee, the individuals named in the summary compensation table and the directors and executive officers as a group. In each case, the indicated owner has sole voting power and sole investment power with respect to the shares shown except as noted.

			Percent of
	Number of Shares		Outstanding
Name	Beneficially Owned		Common Stock

Richard E. Blaney	2,298		*
Londa J. Dewey	2,000		*
Kristine A. Euclide	2,376	(1)	*
Terry A. Hanson	6,785	(2)	*
F. Curtis Hastings	3,626		*
Regina M. Millner	1,350		*
Frederic E. Mohs	12,650	(3)	*
Scott A. Neitzel	3,326	(1)	*
John R. Nevin	1,954		*
Jeffrey C. Newman	3,583	(1)(2)	*
Thomas R. Stolper	800		*
H. Lee Swanson	8,000		*
Gary J. Wolter	10,283	(1)(2)	*
All directors and executive officers as a group (16 persons)	73,268	(2)	*
Barclays Global Investors, NA	1,137,545	(4)	5.10%

*	Less than 1 percent.

(1)	K. Euclide, S. Neitzel, J. Newman and G. Wolter are directors of Madison Gas and Electric Foundation, Inc., and as such have shared voting and investment power in an additional 12,000 shares of our common stock held by the Foundation. The Foundation was formed by, and receives contributions primarily from, MGE, which contributions are used for charitable purposes.

(2)	Includes MGEE common stock held by executive officers in the MGE 401(k) defined contribution plan with respect to which those persons have sole voting and investment power: T. Hanson, 691 shares; J. Newman, 80 shares; G. Wolter, 143 shares; and executive officers as a group, 6,173 shares.

(3)	Includes 628 shares of common stock with respect to which Mr. Mohs is trustee of a trust for the benefit of his children.

(4)	Information contained on Schedule 13G filed with the Securities and Exchange Commission for year ended December 31, 2008, filed by Barclays Global Investors, NA, 400 Howard Street, San Francisco, California 94105, and Barclays Global Fund Advisors, 400 Howard Street, San Francisco, California 94105. Their Schedule 13G reports that Barclays Global Investors, NA beneficially owns 590,853 shares, or 2.65% of the outstanding Common Stock and Barclays Global Fund Advisors beneficially owns 546,692 shares, or 2.45% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Those persons are also required to furnish us with copies of all such reports. Based solely on our review of the copies of the reports received by us and written representations from certain reporting persons, we note that all of our directors and executive officers (we do not have any greater than 10 percent shareholders) filed all required reports during or with respect to the year ended December 31, 2008, on a timely basis, with the exception of a Form 4 filed for Londa Dewey on September 3, 2008, reporting a purchase of 1,000 shares on August 28, 2008.

BOARD OF DIRECTORS INFORMATION

Our Board provides oversight with respect to the Company’s long-term strategic plan, business initiatives, major capital projects and budget matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has four standing committees, the principal responsibilities of which are described below.

Director Independence

Our Board makes an annual assessment of the independence of our directors under the independence guidelines adopted by NASDAQ Stock Market, Inc. Those guidelines are generally aimed at determining whether a director has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. The guidelines identify certain relationships that would affect independence, such as a current or past employment relationship with us, the receipt by the director or one of his or her family members of compensation in excess of $60,000 from us for other than Board or Board Committee service and commercial relationships exceeding specified dollar thresholds. These guidelines are also contained in our Corporate Governance Guidelines, which are posted on our Web site at www.mgeenergy.com/corpgov.

Our Board has determined that each of Mses. Dewey and Millner and Messrs. Blaney, Hastings, Mohs, Nevin and Swanson are independent under the NASDAQ Stock Market, Inc., definition of independence. In reaching that determination, the Board considered certain relationships or arrangements that are described below. In each case, the amounts involved in the transactions between us and our subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, fell below the amounts identified in our Corporate Governance Principles and NASDAQ Stock Market, Inc., requirements as being thresholds for concerns about their effect on director independence. Because we provide utility services through our subsidiary, MGE, and many of our directors live in the area served by MGE, many of our directors are affiliated with entities that receive utility services from MGE. Similarly, because we and our subsidiaries are active in the community and make substantial charitable contributions and many of our directors live in communities served by MGE and are active in those communities, many of our directors are affiliated with charities that receive contributions from us and our subsidiaries. In addition to those relationships and arrangements, our Board also considered the following:

Mr. Hastings is Chairman of J.H. Findorff & Sons, Inc., a commercial and industrial general contractor, from whom we have purchased and continue to purchase construction services pursuant to competitive solicitations for such services. MGE paid J.H. Findorff & Sons, Inc., for services rendered, less than 1 percent of J.H. Findorff & Sons, Inc.’s gross annual revenue for 2008.

Ms. Dewey is a director of Meriter Hospital and Meriter Health Services, which is a large customer of our gas and electric service. She is also President of QTI Group, Inc., a human resources and staffing company from which we have procured consulting services. Ms. Dewey is not involved in, and does not benefit from, the performance of those services.

Related Person Transactions

We have a written policy for the review, approval or ratification of any transaction with the Company or its subsidiaries involving an amount in excess of $120,000 in which any director, executive officer, nominee for director or any of their immediate family members had a material interest, as contemplated by Item 404(a) of the SEC’s Regulation S-K. Under these policies and procedures, our Audit Committee reviews any transactions identified by our Director-Internal Audit based upon information gathered by our Director-Internal Audit. Based upon that review, the Committee either approves or rejects the identified transaction. Information gathered by our Director-Internal Audit includes:

•	The related person’s relationship to the Company and interest in the transaction.

•	The material facts of the transaction, including size, time frame and consideration.

•	The manner in which the transaction was procured, including the process used, the persons involved and the factors considered in entering into the particular transaction.

•	The availability of other sources of comparable goods and services.

The purpose of the information is to enable our Audit Committee to perform its review and to consider whether the transaction is on terms that are at least as favorable to the Company as achievable from an unaffiliated third party or, in the case of unique or sole source procurements, whether the transaction is fair to the Company.

Thomas Stolper joined our board of directors in December 2008. Mr. Stolper’s brother, Daniel Stolper, and his sister-in-law, Barbara Neider, are partners in the law firm of Stafford Rosenbaum LLP. That firm has provided a variety of legal services to the company and its subsidiaries for more than 50 years, including 2008, and continues to provide those services. During 2008, we paid total fees of $1,600,000 to Stafford Rosenbaum LLP. Our Audit Committee reviewed these transactions and concluded, in view of the long-standing relationship between the Company and the law firm, the nature of the services and the manner in which they are requested, that the transactions were at least as favorable to the Company as would be obtainable from a third party.

Committees

Our Board has four committees as described below. The following table sets forth the current membership of each committee and the number of meetings held during 2008:

Corporate
	Audit		Compensation		Executive	Governance
Name	Committee		Committee		Committee	Committee

Richard E. Blaney	X		X		X	X
Londa J. Dewey	X					X
F. Curtis Hastings	X					X
Regina M. Millner	X					X
Frederic E. Mohs	X		X	*	X	X	*
John R. Nevin	X					X
H. Lee Swanson	X	*	X		X	X
Gary J. Wolter					X
Number of Meetings	7	**	3		0	1

*	Committee Chairperson.

**	Consists of three meetings of the Committee and four meetings of one or more of the Committee members and a representative of our independent registered public accounting firm to discuss periodic report filings with the SEC.

Each member of the Audit, Compensation and Corporate Governance Committees are independent under the NASDAQ Stock Market, Inc., definition of independence.

Corporate Governance Committee

The Corporate Governance Committee is responsible for taking a leadership role in shaping corporate governance of the Company. The Committee reviews and makes recommendations to the Board regarding corporate governance principles applicable to the Company and concerning Board and committee organization, membership, function and effectiveness. Our Board has adopted a Corporate Governance Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. More information regarding our corporate governance practices can be found at our Web site. Each of the members of the Committee are independent as defined in applicable NASDAQ Stock Market, Inc., listing standards.

The Corporate Governance Committee also reviews candidates for our Board and makes nominations of appropriate candidates for election to the Board. The candidate review criteria includes characteristics such as integrity, business experience, knowledge and independence of judgment, as well as diversity in business backgrounds in order to bring different experiences and perspectives to the Board. Diversity in personal background, race, gender, age and nationality, for the Board as a whole, may be taken into account in considering candidates. While screening candidates, the Committee will examine potential conflicts of interest including interlocking directorships and substantial business, civic and social relationships with other members of the Board that could impair a prospective Board member’s ability to act independently.

The Corporate Governance Committee also considers qualified director candidates suggested by our shareholders. Shareholders can suggest candidates by writing to MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231, Attention: Corporate Secretary. Submissions should describe the candidate’s background, experience and ownership of our shares and otherwise address the factors considered by the Committee as described in our Corporate Governance Guidelines posted on our Web site at www.mgeenergy.com/corpgov. The Corporate Governance Committee will apply the same standards in considering candidates recommended by shareholders as it applies to other candidates. In 2009, the director nominees are currently directors.

Audit Committee

Our Board has an Audit Committee that oversees our relationship with our internal auditors and independent registered public accounting firm and discusses with them the scope and results of their audits, accounting practices and the adequacy of our internal controls. The Audit Committee also reviews all “related party transactions” for potential conflict of interest situations. A “related party transaction is a transaction between us and our directors, executive officers or their immediate family members that are required to be disclosed pursuant to applicable SEC rules. The Committee has a written charter which is posted on our Web site at www.mgeenergy.com/corpgov.

The Audit Committee has established a policy to preapprove all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year. Any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. Once preapproved, the services and preapproved amounts are monitored against actual charges incurred and modified if appropriate.

The Audit Committee consists of seven outside directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of the NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards set forth in our Corporate Governance Guidelines. In addition, all Audit Committee members must meet the heightened standards for independence for Audit Committee members imposed by the SEC. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is affiliated with us or any of our subsidiaries. Our Board of Directors has determined that Mr. Swanson and Ms. Dewey are “audit committee financial experts,” as defined by applicable SEC rules, and determined that they are independent under the independence standards applicable to audit committee members under the listing requirements of the NASDAQ Stock Market, Inc.

Compensation Committee

The function of the Compensation Committee is to review the salaries, fees and other benefits of officers and directors and recommend compensation adjustments to the Board. The Board has adopted a Compensation Committee Charter which is posted on our Web site at www.mgeenergy.com/corpgov. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding the role of the Compensation Committee and its selection and use of an independent compensation consultant.

The Compensation Committee consists of three directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the listing requirements of NASDAQ Stock Market, Inc., and the Company’s Directors Independence Standards.

Executive Committee

The Executive Committee acts in lieu of the full Board and between meetings of the Board. The Executive Committee has the powers of the Board in the management of our business and affairs, except action with respect to dividends to shareholders, election of principal officers or the filling of vacancies on the Board or committees created by the Board.

Nonemployee Director Compensation

Directors who are our employees receive no additional fee for service as a director or a Committee member. In 2008, nonemployee directors received cash payments and reimbursements as shown in the table below.

					Change in
					Pension Value
					and Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Richard E. Blaney	40,100	—	—	—	—	—	40,100
Londa J. Dewey(2)	38,800	—	—	—	—	—	38,800
F. Curtis Hastings	37,400	—	—	—	—	—	37,400
Regina M. Millner	37,583	—	—	—	—	—	37,583
Frederic E. Mohs	50,100	—	—	—	—	—	50,100
John R. Nevin	39,861	—	—	—	—	—	39,861
Thomas R. Stolper(3)	1,400	—	—	—	—	—	1,400
H. Lee Swanson	57,500	—	—	—	—	—	57,500

(1)	Consists of the amounts described below under “Cash Compensation.”

(2)	Ms. Dewey became a director on February 15, 2008.

(3)	Mr. Stolper became a director on December 19, 2008.

Cash Compensation

•	Attendance Fees: Each nonemployee director received a fee of $1,400 for attendance at Board meetings and a fee of $900 for attendance at committee meetings. Directors receive $1,400 for director educational activities that they attend.

•	Annual Retainer Fee: Each nonemployee director receives an annual retainer fee of $17,000.

•	Chairmanships: The committee chairperson of the Audit Committee is paid an additional $12,500 annually, the committee chairperson of the Corporate Governance Committee is paid an additional $7,500 annually and the committee chairperson of the Compensation Committee is paid an additional $2,500 annually.

The Board met 12 times in 2008. Each member of the Board attended more than 75 percent of the total number of meetings of the Board and the committees on which he or she served.

Policy Regarding Annual Meeting Attendance

Our policy is to encourage our directors to attend the annual meeting of shareholders. For the past five years, all of our directors were present at each of the annual meetings with the exception of one director who was not able to attend one meeting.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of our Board. The Audit Committee consists of seven independent directors. Its duties and responsibilities are briefly described above under “Committees -Audit Committee” and are set forth in the Audit Committee Charter adopted by the Board. The Audit Committee Charter is available on our Web site, www.mgeenergy.com/corpgov. The Audit Committee has issued the following report:

In the course of fulfilling our responsibilities, we have:

•	Reviewed and discussed with management the audited financial statements for the year ended December 31, 2008;

•	Discussed with the representatives of our independent registered public accounting firm, PricewaterhouseCoopers LLP, all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	Received the written disclosures and the letter from our registered public accountants, PricewaterhouseCoopers LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with audit committees concerning independence;

•	Discussed with PricewaterhouseCoopers LLP their independence from the Company and management; and

•	Considered whether the provision by PricewaterhouseCoopers LLP of non-audit services is compatible with maintaining their independence.

Based on the foregoing, we have recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K and the annual report to shareholders for the fiscal year ended December 31, 2008.

Richard E. Blaney	Regina M. Millner	H. Lee Swanson (Chair)
Londa J. Dewey	Frederic E. Mohs
F. Curtis Hastings	John R. Nevin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation program is administered by the Compensation Committee of our Board of Directors. Richard E. Blaney, John R. Nevin, H. Lee Swanson and Frederic E. Mohs (the Chair) currently sit on the Committee. Each of them is an independent director under NASDAQ Stock Market, Inc., listing requirements.

The Committee, in consultation with its independent compensation consultant and the other independent directors on our Board, provides overall guidance for our executive compensation policies and programs and determines the amounts and elements of compensation for our executive officers. In this process, and as more fully described below, they consider compensation paid by other companies, including amounts and elements, based upon information gathered by their consultant. This information is used to establish general parameters to assist the Committee in accomplishing its policy of targeting annual compensation levels at or below competitive market median levels. Specific individual targets or Company performance formulas are not set. Rather, market-based salary ranges are examined for each position, and an executive’s positioning within that range is determined by that individual’s experience in their position, as well as the Company’s evaluation of each individual’s performance during the year. As a result, an individual executive’s compensation is ultimately set based upon a subjective evaluation of his or her role, responsibilities, experience, skills, accomplishments and contributions.

Compensation Objective and Strategy

The principal goal of our compensation program is to pay employees, including all of our executive officers, at levels which are:

•	Reflective of how well we are achieving our corporate mission;

•	Consistent with our current financial condition, recent earnings, rates and total shareholder return and the projected change in the Consumer Price Index;

•	Reflective of each individual’s performance, experience and overall actual and potential contribution to our Company; and

•	Competitive in the marketplace for similarly-situated employees.

Our Compensation Committee strives to administer our compensation programs in a manner that is fair and consistent over time. Through our compensation design (and with the help of the Committee’s independent compensation consultant), the Committee seeks to:

•	Foster an organizational culture to encourage executives to make decisions that create shareholder value within the framework of our corporate objectives;

•	Use a clear, simple-to-understand reward design to allow the Company to attract and retain competent management talent necessary to continue to improve the Company’s long-term performance;

•	Offer employees competitive pay with an additional opportunity to earn above-market pay when Company and individual performance exceeds expectations; and

•	Support our compensation program with appropriate performance management and communications efforts.

Our compensation program is designed to focus on performance measures that are critical to our business success. These measures include earnings, our credit rating, system reliability, customer satisfaction and implementation of specific objectives developed jointly by management and our Board of Directors.

Our compensation program is designed to promote a performance-based culture that rewards both overall Company performance and individual accountability. This means that in addition to assessing Company performance as a whole, the Committee considers individual performance and contributions in determining pay levels. Toward this end, specific individual targets or Company performance formulas are not set. Instead, market-based salary ranges are examined for each position, and an executive’s positioning within that range is determined by that individual’s experience in their position, as well as the Company’s evaluation of each individual’s performance during the year. The Committee believes that this approach best rewards the Company’s highest performers, while enabling the Company to maintain aggregate compensation expense that is at or below market median.

In addition to its review of external competitive factors, the Committee also considers internal equity among colleagues in determining compensation levels. Toward this end, the Committee uses the projected increase in the Consumer Price Index as a guideline for the aggregate annual increase in pay for both executives and employees. This means that while the Committee considers competitive pay data for specific positions, such data is not the sole factor considered in setting pay levels as the Committee believes promoting internal equity helps to provide long-term stability among its senior management.

To better align the Company’s pay packages with the interests of our shareholders and customers, our Committee believes it is important to place a significant amount of an executive’s total compensation at risk in the form of variable pay. This means that for select senior executives, an additional long-term incentive plan was created that gives executives the opportunity to earn additional cash awards based on the performance of the Company over a multiyear period of time. Actual award levels are determined based on a variety of factors determined by the Committee including company performance, individual performance and market data. Long-term incentive targets under this program for the 2008 annual award cycle were 30 percent of each executive’s base salary. In any given year, grants under the program can range from zero to 30 percent of an executive’s base salary, with the expectation that awards will generally be between 10 and 30 percent of an executive’s base salary.

Our compensation strategy is to promote a long-term commitment to the Company. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage the long-term commitment we seek, the long-term incentive portion of our compensation structure offers awards that vary in value directly with increases and decreases in our stock price and dividends paid to shareholders. Awards under this long-term incentive plan generally vest over five years (except the initial year, which vests over four years) and all awards have “back-loaded” vesting, which means the majority of the value of the award vests in the later years. The purpose of this vesting mechanism, combined with the annual grant design, is to promote long-term retention and stability among the senior management team by creating significant potential forfeitures of value for employees who depart prior to the conclusion of the vesting period. The Committee believes this approach will appropriately reward our executives while protecting the Company’s long-term investment in its executives.

Role of the Compensation Committee

The Compensation Committee, in consultation with its independent compensation consultant and the other independent directors on our Board, determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. The Committee’s function is described in its charter, which has been approved by our full Board of Directors and can be found in the corporate governance section of our Web site, www.mgeenergy.com/corpgov.

In making compensation decisions, the Committee is generally advised by its independent compensation consultant, Pearl Meyer & Partners (PM&P). The consultant was hired directly by the Committee, and the Committee retains full autonomy to direct the consultant’s activities. At the time of its hiring, the consultant had no prior relationship with our CEO or any of our Company’s senior management. The consultant also has no contract with the Company and remains subject to termination at any time for any reason deemed sufficient by the Committee.

In this process, the compensation consultant may interact directly with our CEO, Assistant Vice President of Human Resources, Company legal counsel and/or the Chief Financial Officer and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, the consultant may seek comment and feedback from specific members of our Company’s management to the extent that the consultant finds it necessary or desirable to do so.

To arrive at informed decisions, the Committee collects and/or considers input from various sources and may invite certain senior executives or non-Committee Board members to attend Committee meetings to discuss executive compensation and individual performance. Subject to the Committee’s direction, invitees provide additional insight, suggestions or recommendations regarding compensation decisions. Deliberations generally occur with input from the compensation consultant, management or other Board members. Only independent Board members may vote on compensation decisions for the CEO, which are always done without the CEO or any other members of management being present.

Compensation/Benefits Structure

Our compensation and benefits structure involves the following:

•	Pay Levels: Determination of the appropriate pay opportunity;

•	Pay Mix: Determination of each element of compensation, its purpose and design and its relationship to the overall pay program; and

•	Pay for Performance: Determination of the performance measures and goals used in the pay programs.

Pay Levels

Pay levels for all employees, including our “named executive officers” (NEOs), are determined based on a number of factors, including each individual’s roles and responsibilities, the projected increase in the Consumer Price Index, the individual’s experience and expertise and expected contribution, pay levels for peer positions within the Company, pay levels for similar job functions in the marketplace and performance of our Company as a whole. The Committee recommends pay levels for all of our executive officers. The independent directors of the Board have final approval for CEO pay. All directors including the CEO have approval authority for pay levels of the other NEOs.

The Committee assesses “competitive market” compensation using a number of sources with the help of survey materials evaluated in conjunction with its outside consultant. The Committee (with the assistance of its outside consultant) considers the construction of its peer group, as well as what other compensation data sources should be used to determine appropriate pay ranges.

Companies Used for Compensation and Benchmark Purposes

ALLETE, Inc.	CH Energy Group, Inc.	Otter Tail Corporation
Alliant Energy Corporation	El Paso Electric Company	UIL Holdings Corporation
Aqua America, Inc.	The Empire District Electric Company	Wisconsin Energy Corporation

Executive salaries are established to reflect competitive salary levels for similar positions in similar-sized gas and electric utilities, similar-sized companies outside of the utility industry and other utilities located in the state of Wisconsin. For these reasons, the peer group of companies listed above is used for compensation comparison and pay benchmark purposes. Where applicable, peer company information may be supplemented with general and industry-specific survey data that provides position-based compensation levels across broad industry segments.

Relative to the competitive market data, our Committee does not set a specific targeted percentile as part of its compensation philosophy. An executive’s positioning against the competitive labor market would reflect that executive’s experience, marketability and performance over a period of time. While we use benchmarking as described above in determining appropriate compensation ranges, the Committee avoids making “automatic” adjustments based on an employee’s positioning relative to the market. The Committee believes this approach better utilizes competitive data to facilitate rather than drive the Company’s pay decisions, which results in appropriate recognition of our top performers.

Depending on whether Company and individual performance meets expectations, realized total compensation during any given year may be above or below the benchmark compensation levels. The amount and structure of compensation can also vary by executive due to negotiations and competitive pressures inherent in attracting and hiring experienced utility managerial talent in the utilities industry. To help attract and retain such talent, the Committee also seeks to provide an appropriate level of employee benefits comparable to those in the utility industry and to publicly traded companies in the state of Wisconsin.

In structuring total compensation, the Committee is also sensitive to the needs of other constituent stakeholders. At the present time, the Committee believes, based on market data supplied by its outside compensation consultant, that total direct compensation levels for our NEOs (which includes the estimated grant value granted in the 2008 long-term incentive award cycle) remain at or below competitive market median levels.

Pay Mix

Our compensation program consists of each of the following components:

•	Base Salary: Fixed pay over standard time periods in an amount based upon an individual’s experience, expected contribution and demonstrated level of individual performance;

•	Annual Bonus: Our annual plan is designed to reward business achievements. Awards are determined on a judgmental basis, based upon an evaluation of actual achievements during the past year;

•	Long-Term Incentives: Cash awards tied to increases in shareholder value over periods of time exceeding one year. Long-term awards help align the financial interests of our executives with those of our shareholders, reward achievement of our strategic goals and initiatives, and provide critical stability among management through retention features. The Company does not currently grant any stock options or other form of stock-based equity to its executives. Accordingly, the current cash long-term incentive program, also referred to as our performance unit plan, is the Company’s sole long-term compensation vehicle.

•	Benefits: Additional programs offered to provide tax-advantaged income deferral and investments, appropriate health care coverage and other benefits which assists our Company to attract and retain the best employees.

Base Salaries

In setting base salaries for the year 2008, the Committee worked with its outside compensation consultant to develop compensation ranges. The Committee positions each employee’s pay based on each individual’s experience level or employment skills. Final salaries generally lie within these ranges. Annual adjustments to employees’ base-pay levels are determined based upon numerous factors including an individual’s specific job responsibilities, how that individual participates in our strategic initiatives, any competitive labor market pressures, the Company’s performance over the prior 12 months and the individual’s performance for the prior 12 months. No specific weighting of these factors is used but are weighed as deemed appropriate by the Committee.

Annual Bonus Awards

The annual bonus awards are designed to reward business achievements and to reflect the overall quality of Company performance. Bonus awards are considered for all of our senior executives. Consistent with our Company’s pay level strategy, the annual bonus levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target bonus award amounts) at or below competitive market median levels. In 2009, our bonus awards payout was based on 2008 performance. In reaching its determination as to the amount of the bonuses, the Committee considered the following items:

•	Earnings per share finished at $2.38 in 2008 compared to $2.27 in 2007.

•	Electric reliability performance for 2008 continues to be ranked in the top 10 percent of the prior three-year average for the industry. Customer satisfaction ratings remained high in 2008.

•	The Company increased the renewable energy in its generation mix by over 12 times, thereby over achieving the goals established in its Energy 2015 plan. We increased our owned and contracted wind power from 11 to 138 megawatts in 2008.

•	Our green pricing program, Green Power Tomorrow, has the highest participation rate of any investor-owned utility in the country with 10 percent of our residential customers participating and a 10-year contract with the State of Wisconsin.

•	MGE continues to be the highest-rated combination gas and electric utility in the country by Standard & Poor’s and Moody’s.

•	The Company produced savings of more than $8,300,000 for customers under the Gas Cost Incentive Mechanism and had gas commodity costs below the statewide average for Wisconsin utilities.

Based on the Committee’s assessment of 2008 performance, aggregate bonuses of $563,000 were awarded to the NEOs as compared to $590,000 for 2007. Awards were made based on an evaluation of the quality of NEO and Company performance in each of these years, based on the Committee’s assessment of the factors discussed above, including growth in earnings per share which exceeded our expectations at the commencement of 2008. The awards also took into consideration the state of our local economy as well as the national economy.

Long-Term Incentives

In 2006, PM&P recommended, and the Board approved, a new cash long-term incentive plan known as the 2006 Performance Unit Plan. Under this Plan, selected executives of MGE are eligible to receive performance units, representing the right to receive a cash payment upon settlement, subject to meeting specified vesting requirements. The Committee believes the use of performance unit awards under the Plan helps balance the Company’s previous reliance on the annual bonus awards by tying significant additional incentives to stock-price performance achieved over multiyear periods of time.

The annual grants under the Plan are reviewed and approved by our Company’s independent directors. The grant date for these annual awards occurs on the meeting date at which the grants are approved or a designated date subsequent to the meeting. Administration of the awards is managed by our internal Human Resources and Finance Departments, and specific instructions related to timing of grants are given directly from the Committee.

The performance unit awards made under the Plan during 2008 carry a five-year vesting requirement (vesting 60 percent at the end of 2010 and an additional 20 percent at the end of each of 2011 and 2012). The awards will vary in value based on changes in the Company’s stock price, and awards contain the right to participate in dividend payments on the same terms and conditions as our shareholders.

Our Committee believes that combining the annual bonus awards and the performance unit awards provides appropriate short- and longer-term incentives to perform while creating additional and necessary retention for our key executives. Also, using multiyear awards settled in cash helps protect our shareholders against equity-based dilution that would otherwise occur from typical stock-based, long-term awards, though such cash-settled awards are accounted for differently, and potentially less favorably to the Company, than stock-based awards. The Committee currently believes that the advantages gained from protecting against equity-based dilution outweigh these accounting considerations. In January 2008, performance unit awards were targeted at 30 percent of an executive’s base salary. Awards during any given year (except the initial year, which contained an additional start-up grant) may not have a grant date value exceeding 30 percent of an executive’s base salary.

The Committee believes the 2006 Performance Unit Plan is responsive to a need to retain and reward our key executives consistent with market pay levels, is mindful of total compensation cost, keeps compensation for recipients more competitive with the market and promotes internal equity among colleagues who regularly work together.

Due to the Company’s lack of any equity award program, the Committee determined that a “gap” existed when comparing total direct compensation for senior executives versus market. Accordingly, target long-term incentive award levels are set by the Committee to help reduce this gap between market total direct compensation and comparable pay at the Company. However, award levels are not designed to and may not necessarily eliminate any such deficits between total direct compensation at the Company and comparable market pay.

Other Benefits

As Company employees, our NEOs are eligible to participate in all of the broad-based, Company-sponsored benefits programs on the same basis as other full-time salaried employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). Executives also participate in the Company’s pension and 401(k) retirement plans.

The Company also offers certain executives, including the NEOs, supplemental retirement benefits under individual income continuation agreements (Agreements). Retirement benefits under the Agreements supplement benefits from the qualified pension plan that would have been payable under the pension plan in the absence of legislation limiting earnings that may be considered in calculating benefits and the amount actually payable under the pension plan. The benefit formula is outlined in the Pension Table.

Post-Termination Compensation

The Company recognizes that, as with any public company, it is possible that a change of control of the Company may take place in the future. The Company also recognizes the threat or occurrence of a change in control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The Company also believes that it is essential and in the best interests of its shareholders to retain the services of its key management personnel in the event of a threat or occurrence of a change in control and to ensure their continued dedication and efforts in such event. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, the Company has entered into severance agreements with all of the named executive officers.

The severance agreements guarantee the named executive officers specific payments and benefits upon termination of employment as a result of change of control of the Company or if the employee voluntarily terminates employment within a specified period following a change in control. Additional details of the terms of the change in control agreements are provided in the “Potential Payments on Employment Termination or Change in Control” section of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company. As previously mentioned, cash-settled performance unit awards based on the Company’s share price may carry accounting charges that differ from or exceed similar stock-based awards, but have been selected by the Committee as the best long-term compensation vehicle due to the Committee’s desire to minimize shareholder dilution.

Compensation Committee Report

The Compensation Committee of the Board of Directors of MGE Energy oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Richard E. Blaney
Frederic E. Mohs (Chair)
John R. Nevin
H. Lee Swanson

2008 Summary Compensation Table

Shown below, in the table format prescribed by the SEC, are the elements of compensation paid or earned by our chief executive officer, our chief financial officer and our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) during the past three years. As described in the preceding Compensation Discussion and Analysis, that compensation includes, among other things, base salary, shown in the “Salary” column, annual bonus awards, shown in the “Bonus” column, and the cash-based performance unit awards, shown in the “Stock Awards” column. Although awards under the 2006 Performance Unit Plan are ultimately paid in cash — and not stock — their on-going value is derivative of movements in the price of our common stock, and so the awards are accounted for much like stock-based awards. As required by SEC rules, the amount shown in the “Stock Awards” column reflects the annual charge, as determined under that accounting, for the outstanding awards held by each of those officers under the 2006 Performance Unit Plan.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	$	($)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gary J. Wolter	2008	461,020	198,000	90,151			309,504	24,778	1,083,453
Chairman, President and	2007	438,296	210,000	54,357	—	—	146,226	23,926	872,805
Chief Executive Officer	2006	423,476	190,000				138,672	23,279	775,427
Terry A. Hanson(1)	2008	211,932	90,000	7,982			239,144	48,982	598,040
Vice President, Chief	2007	202,780	94,000	32,259	—	—	118,500	13,842	461,381
Financial Officer and Secretary	2006	195,924	85,000				67,288	6,109	354,321
Kristine A. Euclide	2008	231,584	95,000	59,164			142,525	11,228	539,501
Vice President and	2007	221,584	99,000	35,237	—	—	96,738	7,325	459,884
General Counsel	2006	204,248	90,000				35,074	13,445	342,767
Scott A. Neitzel	2008	236,892	95,000	40,871			117,904	16,013	506,680
Vice President-	2007	219,580	99,000	24,376	—	—	58,635	14,880	416,471
Energy Supply	2006	202,316	90,000				40,746	12,129	345,191
Jeffrey C. Newman(1)	2008	206,632	85,000	36,793			89,216	14,675	432,316
Vice President	2007	197,712	88,000	21,945	—	—	33,083	14,082	354,822
and Treasurer	2006	191,024	80,000				29,466	12,963	313,453

(1)	Terry Hanson retired from the Company as of December 31, 2008. Jeff Newman was elected to the additional positions of Chief Financial Officer and Secretary as of January 1, 2009.

(2)	The amounts in this column reflect the amounts recognized for financial statement reporting purposes in 2007 and 2008 in respect of awards made to the NEOs under our 2006 Performance Unit Plan. Under the plan, a single award was made to each NEO in 2008 and two awards were made, one award in respect of 2007 and one in respect of 2006, which was the intended start-up year of the plan. The plan is described above under “Compensation Discussion and Analysis — Long-Term Incentives,” and the vesting applicable to awards under the plan is described below in the “Outstanding Equity Awards at December 31, 2008” table. The value of Mr. Hanson’s award decreased in 2008 as a result of units that were forfeited due to his retirement. The basis for valuation of these awards is explained in Footnotes 1(t) and 14 of Notes to Consolidated Financial Statement in Item 8, Financial Statement and Supplementary Data, in our annual report on Form 10-K for the year ended December 31, 2008.

(3)	The amounts shown in this column include (i) the increase in actuarial present values of each of the NEO’s accumulated benefits under our Retirement Plan and Income Continuation Agreements and (ii) the above-market earnings on nonqualified deferred compensation. The change in the actuarial present value of accumulated pension benefits in 2008 are $299,162 for Mr. Wolter, $236,771 for Mr. Hanson, $138,735 for Ms. Euclide, $116,862 for Mr. Neitzel and $88,736 for Mr. Newman. Above-market earnings on deferred compensation in 2008 are $10,342 for Mr. Wolter, $2,373 for Mr. Hanson, $3,790 for Ms. Euclide, $1,042 for Mr. Neitzel and $480 for Mr. Newman.

(4)	Amounts shown for all other compensation are Company contributions to a 401(k) defined contribution plan, pay for unused vacation, $250 for a holiday bonus, a wellness incentive of $58 for Mr. Wolter, Ms. Euclide, Mr. Hanson and Mr. Neitzel and a premium reimbursement for low sick leave usage. Mr. Hanson received pay for unused and accrued vacation at retirement of $38,099. The 401(k) Company contributions for 2008 were $6,900 for Mr. Wolter and Mr. Hanson, $6,177 for Ms. Euclide, $6,643 for Mr. Neitzel and $6,214 for Mr. Newman. Pay for unused vacation in 2008 was $17,050 for Mr. Wolter, $3,155 for Mr. Hanson, $4,310 for Ms. Euclide, $8,542 for Mr. Neitzel and $7,691 for Mr. Newman. Messrs. Wolter, Hanson, Neitzel and Newman received pay equal to their long-term disability premium of $520 and Ms. Euclide’s pay for the premium was $433.

2008 Grants of Plan-Based Awards Table*

			Estimated Future
			Payouts Under	Exercise or
			Equity Incentive	Base Price of
		Date of	Plan Awards	Option
	Grant	Compensation	Target	Awards
Name	Date	Committee	(#)	($/sh)
(a)	(b)	Action	(g)	(k)

Gary J. Wolter	01/18/2008	01/18/2008	3,280	40.55
Terry A. Hanson	01/18/2008	01/18/2008	1,518	40.55
Kristine A. Euclide	01/18/2008	01/18/2008	1,659	40.55
Scott A. Neitzel	01/18/2008	01/18/2008	1,644	40.55
Jeffrey C. Newman	01/18/2008	01/18/2008	1,480	40.55

*	Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

In 2006, the Board approved a long-term incentive plan. Under this plan, certain key executives of MGE received performance units, which vary in value based on the Company’s share price and any dividend payments made by the Company during the vesting period. Performance units are settled by the Company in cash.

The 2008 awards under the plan vest over a five-year period as follows: 60% in 2010 and 20% in 2011 and 2012. In the event of death, disability or retirement, the executive will be credited with one additional year of vesting credit. The awards vest 100% on the occurrence of a change in control. See “Potential Payments on Employment Termination or Change in Control” below.

The plan permits the Company to make annual awards up to 30 percent of each executive’s base salary as determined on the date of the grant. Award values are based on the Company’s current share price plus projected dividend payments to be received over the term of the award. For each of the awards made in 2008, the targeted value can be determined by taking the number of performance units shown in column (g) and multiplying by the base price shown in column (k).

In 2008, each of the annual awards were targeted by the Company to equal 30 percent of each executive’s base salary as of December 31, 2007. This yielded the following target award values for each executive for each award: Mr. Wolter — $132,988, Ms. Euclide — $67,234, Mr. Neitzel — $66,625, Mr. Hanson — $61,528 and Mr. Newman — $59,990. The base price shown in the table is based upon the Company’s closing share price of $33.45 on the date of the grant, plus a projected annual dividend rate of $1.42 for the five-year term of the award.

Actual value of performance units upon settlement may increase or decrease from the targeted values shown in the table based upon changes in the Company’s share price and any changes in the actual dividends declared during the vesting period.

Outstanding Equity Awards at December 31, 2008*

	Stock Awards
	Number of Shares or Units of Stock	Market Value of Shares or Units of Stock
	that Have not Vested	that Have Not Vested
Name	(#)(1)	($)(2)
(a)	(g)	(h)

Gary J. Wolter	2,033	78,854
	1,968	79,181
	3,280	131,968
Terry A. Hanson	—	—
	—	—
	—	—
Kristine A. Euclide	514	19,936
	398	16,013
	1,659	66,748
Scott A. Neitzel	1,019	39,524
	986	39,671
	1,644	66,145
Jeffrey C. Newman	917	35,568
	888	35,728
	1,480	59,546

*	Identification letters above columns conform to the prescribed disclosure format. Columns without entries have been eliminated to improve readability of the table.

(1)	This table reflects awards made under our 2006 Performance Unit Plan, which will ultimately be paid in cash. At December 31, 2008, each NEO, except Terry Hanson, had three awards outstanding under that Plan. The first listed award vests 50 percent on December 31, 2009 and 50 percent on December 31, 2010. The second listed award vests 60 percent on December 31, 2009, 20 percent on December 31, 2010 and 20 percent on December 31, 2011. The third award listed vests 60 percent on December 31, 2010, 20 percent on December 31, 2011 and 20 percent on December 31, 2012. For retirement eligible NEOs, an additional year of vesting is credited to their vesting schedules.

(2)	The market value shown for the units composing each of the awards is based on the closing price of our common stock on December 31, 2008 plus the projected value of the dividends to be earned during the remaining term of the award.

2008 Pension Benefits Table

		Number of	Present Value
		Years	of
		of Credited	Accumulated	Payments
		Service	Benefit	During
Name	Plan Name	(#)	($)	2008
(a)	(b)	(c)	(d)	(e)

Gary J. Wolter	Retirement Plan	25	567,292	—
	Income Continuation Agreement	25	1,406,938	—
Terry A. Hanson	Retirement Plan	27	769,193	—
	Income Continuation Agreement	27	453,462	—
Kristine A. Euclide	Retirement Plan	7	148,014	—
	Income Continuation Agreement	7	498,454	—
Scott A. Neitzel	Retirement Plan	11	164,737	—
	Income Continuation Agreement	11	482,594	—
Jeffrey C. Newman	Retirement Plan	23	306,653	—
	Income Continuation Agreement	23	261,250	—

The Madison Gas and Electric Company Retirement Plan (Retirement Plan) is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits are payable at retirement in the form of an annuity. Earnings, for purposes of calculation of benefits under the Retirement Plan, include salary and bonus, but exclude payments under the Performance Unit Plan and pay deferred under nonqualified deferred compensation agreements. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2008, the annual limitation is $230,000.

Benefits under the Retirement Plan are calculated as an annuity based upon the employee’s years of service to a maximum of 30 and the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement multiplied by 1.4 percent for each year of service. Prior to 1986, the Plan was contributory and the multiplier for pre-1986 Retirement Plan service is 1.7 percent and the employee’s contributions are credited with earnings based on the greater of 5 percent or actual trust earnings for the prior year. The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $185,000 payable at age 65 in accordance with 2008 Internal Revenue Service requirements. Contributions to the Retirement Plan are made entirely by MGE and paid into a trust fund from which benefits of participants will be paid.

Eligibility for early retirement under the Retirement Plan is age 55 and five years of service. Benefits in the form of an annuity are available on a reduced basis at age 55 and an unreduced basis at age 65, or at age 62 with 15 years of service. Of the officers named in the Summary Compensation Table, Mr. Hanson, who retired on December 31, 2008, and Ms. Euclide are eligible for early retirement under the Retirement Plan.

Each named executive officer has also entered into an income continuation agreement to supplement benefits from the Retirement Plan. The income continuation agreements are unfunded and benefits are paid from the Company’s general assets. Benefits are payable at retirement in the form of a ten-year certain annuity. Earnings, for purposes of the income continuation agreements, include salary, bonus and nonqualified deferred compensation, but exclude payments under the Performance Unit Plan.

Benefits under the income continuation agreements for Messrs. Wolter, Hanson, Neitzel and Newman range from 55 percent at age 55 to 70 percent at age 65 of the employee’s highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding the employee’s retirement less the benefit from the Retirement Plan. Benefits under the income continuation agreement for Ms. Euclide range from 24 percent at age 55 to 40 percent at age 63 of her highest average earnings for the 60 consecutive calendar month period during the 120 consecutive calendar month period preceding her retirement less the benefit from the Retirement Plan. In all agreements, the designated percentage is based on the employee’s age at retirement.

A grantor trust has been established through which the Company pays benefits. In the event of a potential change in control or an actual change in control, we are required to fund the trust with cash or marketable securities in an amount equal to 100 percent of the present value of the aggregate amounts required to pay beneficiaries under all income continuation and nonqualified deferred compensation agreements plus an amount to cover the expense of maintaining the trust.

Amounts shown in the Pension Benefits Table assume a discount rate of 6.11 percent per annum. Benefits are calculated at earliest unreduced retirement age of 62 for the Retirement Plan for all executives except Ms. Euclide and age 65 for the income continuation agreements. For Ms. Euclide, retirement age is 65 for the Retirement Plan and age 63 for the income continuation agreement. All benefits are calculated using RP-2000 combined mortality tables with a nine-year projection. No preretirement decrement is assumed. Benefits are payable in the form of a life annuity for the Retirement Plan and a ten-year certain annuity for the income continuation agreements.

2008 Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate
	in 2008	in 2008	in 2008	Distributions	Balance as of
Name	($)(1)	($)	($)(2)	($)	12/31/08 ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

Gary J. Wolter	—	—	39,049	—	579,223
Deferred Compensation Plan
Terry A. Hanson	12,000	—	8,965	—	139,543
Deferred Compensation Plan
Kristine A. Euclide	30,000	—	14,320	—	228,838
Deferred Compensation Plan
Scott A. Neitzel	24,000	—	3,942	—	71,618
Deferred Compensation Plan
Jeffrey C. Newman	7,200	—	1,817	—	30,889
Deferred Compensation Plan

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Other than above-market earnings, amounts in this column are not included in the Summary Compensation Table for 2008.

(3)	Employee salary deferrals and above-market earnings for prior years have been previously reported in the Summary Compensation Table. The aggregate balance for the prior year was $540,173 for Mr. Wolter, $118,578 for Mr. Hanson, $184,518 for Ms. Euclide, $43,675 for Mr. Neitzel and $21,872 for Mr. Newman.

The 2008 Nonqualified Deferred Compensation Table represents amounts deferred under individual deferred compensation agreements. Participants may defer up to 100 percent of monthly salary under their deferred compensation agreements. Deferred amounts are credited with earnings based on the semiannual rate of U.S. Treasury Bills having a 26-week maturity increased by one percentage compounded monthly, with a minimum annual rate of 7 percent, compounded monthly. The basis for the earnings credit is determined by the Company with approval from the Board of Directors and was last changed in 1991. The Company does not make contributions to participants’ accounts under the deferred compensation agreements. Distributions are payable upon the six-month anniversary of the employee’s termination of employment with the Company. The form of distribution is based on employee election and paid in semiannual or annual installments up to 15 years or in a lump sum.

Potential Payments on Employment Termination or Change in Control

MGE has entered into individual severance agreements (Severance Agreements) with each of our NEOs that provide for payments in connection with the officer’s termination of employment in the event of a change in control. In addition, each NEO is also a participant in the Madison Gas and Electric Company General Severance Plan (Severance Plan), which covers our salaried employees.

Under the Severance Plan for terminations other than for a change in control, the NEOs, like other salaried employees, are entitled to a payment equal to two weeks of compensation plus the employee’s weekly compensation multiplied by the number of years of employment, not to exceed 24 years. There are no benefits payable under the Severance Plan if termination results from cause, permanent disability, death, early or normal retirement or voluntary termination. Benefits that are equally available in the event of employment termination to all salaried employees (including NEOs) are not separately valued in this section.

Under the Severance Agreements, Mr. Wolter, Mr. Hanson, Ms. Euclide, Mr. Neitzel and Mr. Newman are entitled to a severance payment following a “change in control” if, within 24 months after the change in control, employment is terminated by: (i) MGE, (ii) the employee for “good reason” or (iii) the employee for any reason during the 30-day period commencing one year after the date of the change in control. The employee must remain with the Company voluntarily until an attempted change in control terminates or until 90 days following a change in control. The employee agrees to keep confidential trade secrets and other nonpublic information concerning MGE.

“Change in control” is defined to include:

•	The acquisition by any person, subject to certain exceptions, of beneficial ownership of 20 percent or more of our common stock;

•	A change in the majority of our Board of Directors;

•	Certain mergers or similar transactions involving MGE’s assets where, among other conditions, the current shareholders do not constitute at least 60 percent of the shareholders of the resulting or acquiring entity; or

•	A liquidation or dissolution of MGE.

“Good reason” is defined to include a material reduction in the employee’s position, duties or responsibilities; any reduction in compensation or benefits; or failure to provide benefits comparable to peer employees and a required relocation of the employee from Dane County, Wisconsin. The employee’s good faith determination of good reason is considered conclusive.

Severance payments to Mr. Wolter, Mr. Hanson, Mr. Neitzel or Mr. Newman will be equal to three times the employee’s annual base salary plus three times the highest bonus paid during any of the five years immediately preceding a change in control. Severance payments to Ms. Euclide will be equal to two times her annual base salary plus two times the highest bonus paid during any of the five years preceding a change in control. The agreements with each of Messrs. Wolter, Hanson, Neitzel and Newman were entered into at earlier dates (in some cases, 1994) than the agreement with Ms. Euclide. Ms. Euclide’s agreement was entered in November 2001 in connection with the commencement of her employment with the company and reflected the results of a negotiation of her overall compensation package.

If the employee receives severance benefits following a change in control, the employee’s health, life and disability benefits are continued for two or three years (depending upon the individual agreement), and the employee will also be grossed up for any excise taxes the employee may incur. If the employee’s children are eligible for company-sponsored scholarship benefits, such benefits must be continued for as long as the employee’s children would otherwise be eligible. If the employee is at least 50 years old at termination, the employee will be eligible for retiree health benefits — a benefit that is available to all salaried employees under the Severance Plan. In addition to severance, MGE is obligated to pay any legal expenses incurred by the employee for disputes in which the employee prevails. Employees are not obligated to seek other employment or otherwise take action to mitigate the amounts payable by MGE. Over age 67, benefits are subject to reduction (eventually to zero); no benefits are payable beyond age 70 or if the employee dies. There are no benefits payable under the Severance Agreements if termination results for cause.

The table below was prepared to illustrate the incremental benefits payable under the Severance Agreements over the benefits payable under the Severance Plan as though a change in control occurred, and the NEO’s employment was terminated, on December 31, 2008. However, no change in control of MGE has actually occurred, and no executive has received any of the severance indicated. If a change in control did occur in the future, the actual payments to the NEOs would depend upon the circumstances in effect at the time, including relative salaries, bonuses and ages.

Executive Benefits
Upon Termination	Gary J. Wolter	Terry A. Hanson	Kristine A. Euclide	Scott A. Neitzel	Jeffrey C. Newman

Severance Payments(a)
Base Salary	$1,409,652	$646,056	$470,640	$732,888	$673,992
Bonus	$630,000	$282,000	$198,000	$297,000	$264,000
Pro-Rated Bonus(b)	$210,000	$94,000	$99,000	$99,000	$88,000
Performance Units(c)	$240,273	$111,210	$121,506	$120,417	$108,405
Perquisites and Benefits(d)
Educational Scholarship	$0	$0	$2,000	$0	$0
Medical/Retiree Medical	$95,665	$22,908	$63,777	$52,181	$52,181
Life Insurance	$4,399	$2,151	$1,473	$2,293	$1,966
Long-Term Disability	$3,720	$3,720	$2,480	$3,720	$3,720
Tax Gross-Up	$845,664	$394,630	$268,047	$474,826	$426,053

Total	$3,439,373	$1,556,675	$1,226,923	$1,782,325	$1,618,317

(a)	Value reflects three times (two times, in the case of Ms. Euclide) the quantity of the executive’s base salary plus the highest paid or payable bonus in the past five years.

(b)	Executives are entitled to a pro-rated bonus, depending on the time of the year in which the termination occurs, based upon the highest bonus paid or payable in the past three years.

(c)	Represents value of outstanding performance unit awards, which vest in full upon a change in control. The awards have been valued using the closing price of our common stock on December 31, 2008, which would be the applicable price if the change in control occurred on that date.

(d)	Reflects continuation of educational scholarship benefit (where applicable) and three (two years for Ms. Euclide) additional years of coverage for medical, life insurance and long-term disability.

Under the terms of the Performance Unit Award Agreements, executives are entitled to a benefit based on accelerated vesting in the event of their retirement, disability or death. In any of these circumstances, the executive earns one additional year of vesting credit. The value of this additional year of vesting credit as of December 31, 2008, based on an MGE Energy closing share price on that date of $33.00, is $72,511 for Mr. Wolter, $33,564 for Mr. Hanson, $36,663 for Ms. Euclide, $36,336 for Mr. Neitzel and $32,713 for Mr. Newman. Payment of the award is not accelerated. Mr. Hanson retired on December 31, 2008.

OTHER INFORMATION

Expenses of Solicitation

We will bear the cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail and may be solicited personally by our directors, officers or employees who will not receive special compensation for such services. We have retained Morrow & Co., LLC,470 West Ave., Stamford, CT 06902, to solicit proxies at a fee of $6,000 plus expenses.

Shareholder Proposals for 2010 Annual Meeting

Shareholder proposals intended to be presented at the 2010 annual meeting of shareholders must be received in writing at our principal executive offices (133 South Blair Street, Post Office Box 1231, Madison, Wisconsin

53701-1231, Attention: Secretary) prior to December 10, 2009, in order to be considered for inclusion in our proxy statement and proxy related to that meeting. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the SEC.

Our Bylaws set forth additional requirements and procedures regarding the submission by shareholders of matters for consideration at the 2010 annual meeting of shareholders, including a requirement that those proposals be given to the Secretary not later than the close of business on the 75th day and not earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2010 annual meeting of shareholders must be received by the Secretary at the address set forth above after the close of business on February 8, 2010, and on or prior to the close of business on March 5, 2010.

Contacting Our Directors

A shareholder who desires to contact members of our Board of Directors may do so by sending an e-mail to directors@mgeenergy.com or by writing to Board of Directors, MGE Energy, Inc., Post Office Box 1231, Madison, Wisconsin 53701-1231. The correspondence should identify the shareholder and his, her or its address and shareholdings. That correspondence is received by our Corporate Secretary’s office. Our Corporate Secretary’s office will forward matters within the Board’s purview to them. Ordinary business matters, such as issues relating to customer service, employment or commercial transactions, will be directed to the appropriate areas within our company for handling. Comments or concerns regarding financial reporting, legal compliance or other ethical issues should be directed to EthicsPoint at www.ethicspoint.com or phone 1-866-384-4277. EthicsPoint is a third party we have selected for receiving and handling such communications from shareholders as well as our employees. Communications to EthicsPoint may be sent anonymously. EthicsPoint will forward those communications directly to the Chairman of our Audit Committee.

By Order of the Board of Directors,
GARY J. WOLTER
Chairman of the Board,
President and Chief Executive Officer

Dated: April 9, 2009

MAP

Fold and Detach Here. MGE Energy, Inc. Post Office Box 1231 Madison, Wisconsin 53701-1231 2009 Annual Shareholder Meeting Reservation If you plan to attend the Annual Meeting, please indicate below and return with your proxy vote. (Reservations must be received by us on or before May 12, 2009.) You may also make your reservations online or via phone. Have this form in hand and go to www.mgenergy.com or call 800-356-6423. I/we will attend the annual meeting. Guest Guest A YOUR VOTE IS IMPORTANT!B If you vote by phone or Internet — DO NOT mail the proxy card. Thank you for voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. VOTE ANDYOU MAY VIEW THE PROXY MATERIALS, VOTE YOUR SHARES AND SUBMIT YOUR MEETING RESERVA- VIEW PROXYTIONS AT THE WEBSITE BELOW. MATERIALS ONLINEHave this voting form in hand, access our Web site at www.mgeenergy.com and follow the instructions. Have this voting form in hand, call the toll-free number 1-800-678-8548 and follow the instructions. VOTE BY(You will not be charged for this call.) TELEPHONEOption A: To vote as the Board of Directors recommends on ALL proposals, press 1. Option B: If you choose to vote on each item separately, press 0. Indicate your vote by placing an (X) in the appropriate box. Proposal 1. ELECTION OF DIRECTORS 01 H. Lee Swanson 03 Gary J. Wolter 02 John R. Nevin For All Withhold For All For All Except* *To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above and mark an (X) in the “For All Except” box. Proposal 2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP FOR 2009 For Against Abstain In their discretion upon such other business as may properly come before the meeting. MATERIALS ELECTION As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box here if you want to receive proxy materials by mail only at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice. Signature(s): Date: Please sign exactly as name(s) appears above and date this proxy. If joint account, each should sign. Executors, Administrators, Trustees, etc., indicate the capacity in which you are signing. This proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting. This proxy revokes any previous proxies given.(continued on reverse side)

Greenway Blvd.
John Q. Hammons Dr.
Entrance and Parking
Fourier Dr.
Excelsior Dr.
Old Sauk Rd.
12
Marriott Hotel
MadisonWest
Greenway Center
1313 John Q. Hammons Dr.
Exit 252, Greenway Blvd.
To Wisconsin Dells
Morey Airport
Airport Rd.
To La Crosse
Greenway Blvd.
Old Sauk Rd.
Mineral Point Rd.
University Ave.
Regent St.
Lake Mendota
Capitol
MGE
Lake Monona
E. Washington Ave.
John Nolen Dr.
E. Broadway
Dane County Regional Airport
M
113
151
90
94
30
51
14
18
To Fond Du Lac
Oshkosh
Green Bay
To Milwaukee
To Cambridge
To Chicago
To Dubuque, IA

PROXY

PROXYMGE Energy, Inc Post Office Box 1231 Proxy for Annual Meeting of Shareholders — May 19, 2009Madison, Wisconsin 53701-1231 This Proxy is Solicited on Behalf of the Board of Directors I/we appoint Richard E. Blaney, Frederic E. Mohs and Jeffrey C. Newman, as proxies with power of substitution, to represent and to vote all shares of stock I/we would be entitled to vote at the Annual Meeting to be held at the Marriott-Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Tuesday, May 19, 2009, at 11 a.m., local time, and at all adjournments thereof. Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Please sign exactly as name(s) appears on this proxy card and date this proxy. If joint account, each joint owner should sign. Executors, Administrators, Trustee, etc., indicate the capacity in which you are signing.